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                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                 ENDOGEN, INC.
                                       AT
                          $3.75 NET PER SHARE IN CASH
                                       BY
                             EWOK ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                               PERBIO SCIENCE AB

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 29, 1999, UNLESS THE OFFER IS EXTENDED (THE 'EXPIRATION DATE'). TENDERS MAY BE WITHDRAWN AT ANY
                       TIME PRIOR TO THE EXPIRATION DATE.

June 2, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by EWOK Acquisition Corp., a Massachusetts corporation (the 'Purchaser') and a wholly owned subsidiary of PerBio Science AB ('Parent'), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, $.01 par value (the 'Shares'), of Endogen, Inc., a Massachusetts corporation (the 'Company'), at a purchase price of $3.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated June 2, 1999 (the 'Offer to Purchase'), and the related Letter of Transmittal (which together constitute the 'Offer') enclosed herewith. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 27, 1999 (the 'Merger Agreement'), among Parent, the Purchaser and the Company. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

          1. The Offer to Purchase dated June 2, 1999;

          2. The Letter of Transmittal to be used by stockholders of the Company accepting the Offer and tendering Shares pursuant thereto;

          3. The Letter to Stockholders of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          5. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase);

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. A return envelope addressed to the Depositary.




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     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER
AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 29, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE THAT NUMBER OF OUTSTANDING SHARES WHICH, TOGETHER WITH THE OUTSTANDING SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT THAT SHALL NOT HAVE BEEN SO TENDERED, WOULD REPRESENT AT LEAST TWO-THIRDS OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED IN THE OFFER TO PURCHASE). THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

     THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 12, 14 AND 15 OF THE OFFER TO PURCHASE.

     The Board of Directors of the Company has approved the Merger Agreement and has determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and recommends that all of the stockholders of the Company accept the Offer, tender their Shares and approve the Merger Agreement and the Merger, if required by law.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn (in accordance with the procedures set forth in Section 3 of the Offer to Purchase), promptly after the Expiration Date. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for Shares (or Book-Entry Confirmation) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) a Letter of Transmittal (or a facsimile copy thereof), properly completed and duly executed, or an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and Georgeson & Company, Inc., the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed upon request for reasonable expenses incurred by you in forwarding the enclosed offering materials to your customers.

     The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, Georgeson & Company, Inc., the Information Agent, at Wall Street Plaza, New York, NY 10005, (212) 440-9800 (collect) or toll free at (800) 223-2064, or
Vector Securities International, Inc., the Dealer Manager, at 1751 Lake Cook Road, Suite 350, Deerfield, IL 60015, (847) 374-3853 (Collect).

                                          Very truly yours,

                                          VECTOR SECURITIES INTERNATIONAL, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.